Exhibit 10(i)

EMPLOYMENT AGREEMENT

BETWEEN

Charlene Crusoe-Ingram

AND

NDCHEALTH CORPORATION

Dated: October 5, 2004

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 5th day of October, 2004 by and between NDCHealth Corporation, a Delaware corporation with its principal executive offices located in Atlanta, Georgia (the “Company”), and Charlene Crusoe-Ingram, an individual resident in the State of Georgia (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

WHEREAS, the Company has offered to Executive the position of Executive Vice President, Human Resources of the Company and Executive has accepted such offer on the terms and conditions set forth in an offer letter to Executive dated September 23, 2004; and

WHEREAS, Executive and the Company desire to memorialize the terms of such employment in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) is October 5, 2004.

2. Employment. Executive is hereby employed as the Executive Vice President, Human Resources, of the Company. In such capacity, Executive will have the responsibilities commensurate with such position as will be assigned to her by the Chief Executive Officer of the Company (the “CEO”), in accordance with the policies and objectives established by the Board of Directors of the Company (the “Board”). Executive’s reporting responsibilities will be to the CEO or such other executive officer that the CEO may designate from time to time.

3. Employment Period. Executive’s employment hereunder will begin on the Effective Date and end on the third anniversary of the Effective Date, unless extended as hereinafter provided in this Section 3 or terminated in accordance with the provisions of Section 7 (the “Employment Period”). As of the third anniversary of the Effective Date and on each succeeding anniversary of the Effective Date during the Employment Period, Executive’s Employment Period will automatically be extended by one year so as to end on the next anniversary of the Effective Date, unless the Company provides Executive with written notice of non-renewal at least 60 days prior to the anniversary of the Effective Date or, following any automatic extension, any succeeding anniversary of the Effective Date.

4. Extent of Service. During the Employment Period, Executive will render her services to the Company (or to its successors or assigns following a Change in Control, as defined below) in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Executive will promote the interests of the Company and its subsidiaries and affiliated entities in carrying out Executive’s duties and will not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse impact upon the business of the Company or any of its subsidiaries or any of their respective affiliates. Executive agrees to devote her business time, attention, skill and efforts exclusively to the faithful performance of her duties hereunder (both before and after a Change in Control); provided, however, that it will not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and (ii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive will be entitled to receive a base salary in the amount of Two Hundred Ninety Thousand and no/100 Dollars ($290,000.00) (“Base Salary”), less normal withholdings and benefit costs, payable in equal bi-weekly installments or such other installments as are customary under the Company’s payroll practices from time to time. The Compensation Committee of the Board will review Executive’s Base Salary periodically and in its sole discretion, subject to approval of the Board, may increase Executive’s Base Salary from time to time. The periodic review of Executive’s salary by the Board will consider, among other things, Executive’s own performance and the Company’s performance.

(b) Incentive and Savings Plans. During the Employment Period, Executive will be entitled to participate in incentive and savings plans, practices, policies and programs applicable generally to employees of the Company. Certain executive programs may be made available on a selective basis at the discretion of the CEO or the Compensation Committee of the Board. Without limiting the foregoing, the following will apply:

(i) Annual Bonus. Executive will have an annual bonus opportunity of not less than Two Hundred Thousand and no/100 Dollars ($200,000.00), based on 100% achievement of financial and other objectives (including objectives based on each of Company performance and personal performance of the Executive) established by the CEO or his designee (the “Bonus Opportunity”). The Bonus Opportunity and specific performance objectives will be set annually and included in Executive’s individual performance and incentive plan for each fiscal year.

(ii) Incentive Awards. On or about the Effective Date, the Company will make a grant to Executive of options to purchase 50,000 shares of the Company’s common stock pursuant to the Company’s 2000 Incentive Stock Option Plan as a long-term incentive for performance and in consideration for entering into this Agreement. During early fiscal 2006, the CEO will recommend to the Compensation Committee a further grant to Executive of options to purchase 30,000 shares of the Company’s common stock, which recommendation shall be subject to the approval of the Compensation Committee in its sole discretion. Further grants of incentive awards (including, without limitation, stock option grants, restricted stock awards, restricted stock units, stock appreciation rights and similar stock-based awards or grants) may be made to Executive in future years at the discretion of the Compensation Committee of the Board.

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s family will be eligible to participate in, and will receive all benefits elected under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs), subject to the same terms upon which such benefits are made available to other senior executives of the Company generally.

(d) Expenses. During the Employment Period, Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the then-current policies, practices and procedures of the Company governing such reimbursements.

(e) Fringe Benefits. During the Employment Period, Executive will be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company as in effect from time to time.

6. Change in Control. For purposes of this Agreement, a “Change in Control” means:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change in Control: (1) any acquisition by a Person who is on the Effective Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition of by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any Person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction that complies with clauses (i) and (ii) of subsection (b) of this Section 6; or

(b) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) outstanding Company common stock (or outstanding securities issued by a surviving entity in exchange therefore) constitutes more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, and (ii) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or

(c) The election of a majority of the members of the Board, without the recommendation or approval by a majority of the existing Board members; or

(d) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company (other than by a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company).

Notwithstanding anything in this definition to the contrary, a restructuring and/or separation of any line of business or business unit from the Company will not in and of itself constitute a Change in Control.

For the avoidance of doubt, the term “Person” as used in this Section 6 includes the shareholders of a corporation or other entity that is a party to a merger, consolidation or business combination to which the Company also is a party, including a forward or reverse subsidiary merger pursuant to which voting securities of the Company are issued to such shareholders.

7. Termination of Employment.

(a) Death, Retirement or Disability. Executive’s employment and the Employment Period will terminate automatically upon Executive’s death or Retirement. For purposes of this Agreement, “Retirement” means normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” means voluntary termination after age 65 with ten years of service. If the Company determines in good faith that a Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company will terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive has not returned to full-time performance of Executive’s duties or, if Executive has returned, Executive consistently fails to meet reasonable expectations in her work performance due to any incapacity resulting from a physical or mental illness. For purposes of this Agreement, “Disability” means a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability will mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of her regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

(b) Termination by the Company. The Company may terminate Executive’s employment for Poor Performance or with or without Cause. For purposes of this Agreement:

“Poor Performance” means the consistent failure of Executive to meet reasonable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance will not be effective unless at least 30 days prior to such termination Executive has received written notice from the CEO or the Board which specifically identifies the manner in which the CEO or the Board believes that Executive has not met performance expectations and Executive has failed after receipt of such notice to resume the diligent performance of her duties to the satisfaction of the CEO or the Board; and

“Cause” means:

(i) the willful and continued failure of Executive substantially to perform Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the CEO or the Board which specifically identifies the manner in which the CEO or Board believes that Executive has not substantially performed Executive’s duties, or

(ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, or

(iii) Executive’s abuse of alcohol or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company, or

(iv) Executive’s conviction for, or plea of guilty or nolo contendere to, a felony, or

(v) Executive’s acceptance of employment with an employer other than the Company or any subsidiary of the Company.

(c) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” means:

(i) a reduction by the Company in Executive’s Base Salary or benefits as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in salary or benefits of all senior executives of the Company (or any of its subsidiaries and any of their respective affiliates with respect to which the Company exerts control over compensation policies); or

(ii) the Company’s requiring Executive, without her consent, to be based at any office or location other than in the greater Atlanta, Georgia metropolitan area.

(d) Notice of Termination. Any termination by the Company for Poor Performance or Cause, or by Executive for Good Reason, will be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date will be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Poor Performance or Cause will not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder. For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death, Disability or Retirement, the date of receipt of the Notice of Termination, or any later date specified therein (which will not be more than 30 days after the date of delivery of the Notice of Termination), or (ii) if Executive’s employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be. In no event will the Date of Termination be after the end of Executive’s Employment Period, as provided for in Section 3 of this Agreement.

8. Obligations of the Company upon Termination.

(a) Upon Normal Expiration of Employment Period. Upon the expiration of Executive’s Employment Period, as described in Section 3:

(i) the Company will pay to Executive in a lump sum in cash within 30 days after the expiration of her Employment Period the sum of (A) Executive’s Base Salary through the expiration of her Employment Period to the extent not theretofore paid, and (B) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (A) and (B) will be hereinafter referred to as the “Accrued Obligations”); and

(ii) to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any rights to which she is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (such other amounts and benefits will be hereinafter referred to as the “Other Benefits”).

(b) Prior to a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Poor Performance, Cause or Disability. If, prior to a Change in Control and during the Executive’s Employment Period, the Company terminates Executive’s employment other than for Poor Performance, Cause or Disability, or Executive terminates employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Executive executes a Release in substantially the form of Exhibit A hereto (the “Release”)):

(i) the Company will pay to Executive in a lump sum in cash within 30 days after the Date of Termination the Accrued Obligations;

(ii) for the longer of six months or until Executive becomes employed with a subsequent employer, but in no event to exceed the lesser of (A) 18 months from the Date of Termination or (B) the remaining term of Executive’s Employment Period (the “Normal Severance Period”), the Company will continue to pay Executive an amount equal to her monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however, that the Company’s obligation to make or continue such payments will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation;

(iii) during the Normal Severance Period, if and to the extent Executive timely elects COBRA continuation coverage, the Company will pay for the full premium amount of such COBRA continuation coverage and will impute taxable income to the Executive equal to the full premium amount; provided, however that the Company’s obligation to provide such benefits will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; provided further, that to the extent Executive continues COBRA continuation coverage beyond her Normal Severance Period, Executive will be responsible for paying the full cost of the COBRA continuation coverage in accordance with the procedures of the Company generally applicable to all qualified beneficiaries receiving COBRA continuation coverage;

(iv) not later than 30 days after the Date of Termination, Executive will be paid a bonus for the year in which the Date of Termination occurs in a lump sum cash amount equal to 100% of her Bonus Opportunity (prorated through the Date of Termination) adjusted up or down by reference to her year-to-date performance at the Date of Termination in relation to the prior established performance objectives under Executive’s bonus plan for such year; provided, however that the bonus payment described in this Section 8(b)(iv) will be reduced by the amount (if any) of the Bonus Opportunity that Executive had previously elected to receive in the form of restricted stock of the Company;

all grants of restricted stock, restricted stock units and similar Company stock-based awards (“Restricted Stock”) held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination;

(vi) all of Executive’s options to acquire Common Stock of the Company, stock appreciation rights in Common Stock of the Company and similar Company stock-based awards (“Options”) that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination;

(vii) notwithstanding the provisions of the applicable Option agreement, all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(b)(vi) above) will remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the end of the Normal Severance Period; and

(viii) to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive her Other Benefits.

(c) Prior to a Change in Control: Termination by the Company for Poor Performance. If, prior to the occurrence of a Change in Control, the Company terminates Executive’s employment for Poor Performance, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Executive executes the Release):

(i) the Company will pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination;

(ii) for the shortest of (a) 12 months after the Date of Termination; (b) the remaining term of Executive’s Employment Period; or (c) until Executive becomes employed with a subsequent employer (the “Poor Performance Severance Period”), the Company will continue to pay Executive an amount equal to her monthly Base Salary, payable in equal bi-weekly installments or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation;

(iii) during the Poor Performance Severance Period, if and to the extent Executive timely elects COBRA continuation coverage, the Company will pay for the full premium amount of such COBRA continuation coverage and will impute taxable income to the Executive equal to the full premium amount; provided, however that the Company’s obligation to provide such benefits will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; provided further, that to the extent Executive continues COBRA continuation coverage beyond her Poor Performance Severance Period, Executive will be responsible for paying the full cost of the COBRA continuation coverage in accordance with the procedures of the Company generally applicable to all qualified beneficiaries receiving COBRA continuation coverage;

(iv) all grants of Restricted Stock held by Executive as of the Date of Termination that would have become vested (by lapse of time) within the 12-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination;

(v) all of Executive’s Options that would have become vested (by lapse of time) within the 12-month period following the Date of Termination had Executive remained employed during such period will become immediately vested and exercisable as of the Date of Termination;

(vi) notwithstanding the provisions of the applicable Option agreement, all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the

Section 8(c)(vi) above) will remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90’h day following the end of the later of (1) six months from the Date of Termination, or (2) the end of the Poor Performance Severance Period;

(vii) to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive her Other Benefits.

(d) After or in Connection with a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If a Change in Control occurs and, within 36 months following such Change in Control (or if Executive can reasonably show that such termination by the Executive or by the Company was in anticipation of the Change in Control), the Company terminates Executive’s employment other than for Cause or Disability or does not extend the Employment Period as permitted under Section 3, or Executive terminates employment for Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Executive executes the Release):

(i) the Company (or its successor) will pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination;

(ii) the Company (or its successor) will pay to Executive a lump sum cash amount equal to 24 times her monthly Base Salary within 30 days after the Date of Termination;

(iii) for 18 months after the Date of Termination, if and to the extent Executive timely elects COBRA continuation coverage, the Company will pay for the full premium amount of such COBRA continuation coverage and will impute taxable income to the Executive equal to the full premium amount; provided, however that the Company’s obligation to provide such benefits will cease if Executive violates any of the Restrictive Covenants (as defined in Section 13(b) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation;

(iv) not later than 30 days after the Date of Termination, Executive will be paid a lump sum cash amount equal to 100% of her Bonus Opportunity for the year in which the Date of Termination occurs (as defined in Section 5(b)(i)); provided, however that the total bonus payment described in this Section 8(d)(iv) will be reduced by the amount (if any) of the Bonus Opportunity that Executive had previously elected to receive in the form of restricted stock of the Company;

(v) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination;

(vi) all of Executive’s Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; notwithstanding the provisions of the applicable Option agreement, all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(d)(vi) above) will remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the end of the 24-month period beginning on the Date of Termination;

(vii) to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive her Other Benefits;

(viii) the restrictions on Executive’s conduct outlined in Section 13 of this Agreement will cease to apply.

(e) Death, Disability or Retirement. Regardless of whether or not a Change in Control has occurred, if Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement, this Agreement will terminate without further obligations to Executive or her estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other

Benefits. Accrued Obligations will be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(e) will include, without limitation, and Executive or her estate and/or beneficiaries will be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

(f) Cause or Voluntary Termination without Good Reason. Regardless of whether or not a Change in Control has occurred, if Executive’s employment is terminated for Cause, or if Executive voluntarily terminates employment without Good Reason, this Agreement will terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

9. Non-exclusivity of Rights. Nothing in this Agreement will prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 16(d), will anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or under any contract or agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it will be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 10(a), if it is determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment will be made to Executive and the Payments, in the aggregate, will be reduced to the Reduced Amount. In that event, Executive will direct which Payments are to be modified or reduced.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, will be made by Ernst & Young LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the accounting firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or in the event that serving as the Accounting Firm for purposes of this Section 10(b) would jeopardize the accounting firm’s status as the Company’s independent auditor, Executive will appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, will be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of Executive.

(c) The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification will be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and apprises the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim.

provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to Executive, on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

11. Costs of Enforcement. Unless otherwise provided by the arbitrator(s) in an arbitration proceeding pursuant to Section 14 hereof, in any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive will be entitled to be paid any and all costs and expenses incurred by her in enforcing or establishing her rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Executive is determined to be the substantially prevailing party in the enforcement proceeding.

12. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of her obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

13. Restrictions on Conduct of Executive.

(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of her labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair her ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive will be subject to the restrictions set forth in this Section 13.

(b) Definitions. The following terms used in this Section 13 have the meanings assigned to them below, which definitions apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;

“Competitive Services” means the provision of health information products and services, including, without limitation, practice management systems, value-added networks, information management, health management services and health-related e-commerce.

“Competitor” means any Person engaged, wholly or in part, in Competitive Services, including, but not limited to, as of the date of this Agreement, Siemens Medical Solutions; McKesson Corporation and its subsidiaries; Verispan; IMS Health Incorporated; PDX and its affiliates; DX Systems Corporation; WebMD Corporation including Envoy; Cardinal Health and its subsidiaries; QS1; Ateb Inc; and PCS.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” includes, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition will not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

“Restricted Period” means the Employment Period and a period extending eighteen (18) months from the termination of Executive’s employment with the Company.

“Restricted Territory” means the state of Georgia, any other state in which the Company has an office location, and any country outside of the United States in which the Company has an office location.

“Restrictive Covenants” means the restrictive covenants contained in Section 13(c) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive will not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive will not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive will not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and will not make use of any such Trade Secret, directly or indirectly, for herself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive will not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive will provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive will not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate her employment relationship with the Company or to enter into employment with any other Person.

(iii) Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant will apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of her employment hereunder. For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) she had business dealings with the Protected Customer on the Company’s behalf; (b) she was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) she obtained Trade Secrets or Confidential Information about the Protected Customer as a result of her association with the Company.

(iv) Noncompetition with the Company. The parties acknowledge: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and she will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing her in such position and giving her access to such information in reliance upon her agreement not to compete with the Company during the Restricted Period; (C) that due to her management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement will not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(v) Cooperation. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive will not make statements detrimental to the interests of nor engage in any activities detrimental to the Company or its officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys, nor will Executive make any statements about any of the aforementioned parties to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Company.

Executive will also cooperate with the Company and its affiliates as a witness in all matters about which she has knowledge as a result of her position with the Company and its affiliates if the Company requests her testimony.

(d) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company will have the following rights and remedies, which will be independent of any others and severally enforceable, and will be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(A) the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(B) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive hereunder after the Date of Termination, excluding any Accrued Obligations.

(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement will be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability will not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term will be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question will be enforceable to the fullest extent of the applicable laws.

14. Arbitration. Any claim or dispute arising under this Agreement (other than under Section 13) will be subject to arbitration, and prior to commencing any court action, the parties agree that they will arbitrate all such controversies. The arbitration will be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et seq. The arbitrator(s) will be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award will be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party will have the right to have the award made the judgment of a court of competent jurisdiction.

Initials:              Executive:

    Company:

15. Assignment and Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which will remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement will supersede any other agreement between the parties with respect to the subject matter hereof.

(e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010
Attn: General Counsel

To Executive:	Charlene Crusoe-Ingram
2660 Peachtree Road NW
Unit SG
Atlanta, GA 30305

Any party may change the address to which notices, requests, demands and other communications will be delivered by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h) Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement will bind and inure to the benefit of each party’s respective successors, transferees and permitted assigns.

(i) Construction. In construing and enforcing this Agreement, the following rules will be followed:

(1) Each provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any party. No consideration will be given to the fact or presumption that any party had a greater or lesser hand in drafting this Agreement.

(2) In construing and enforcing this Agreement, no consideration will be given to the captions of the articles, sections, subsections, and clauses of this Agreement, which are inserted for convenience in organizing and locating the provisions of this Agreement, not as an aid in its construction.

(3) Plural words will be understood to include their singular forms, and vice versa.

(4) The word “include” and its syntactical forms mean “include, but are not limited to,” and corresponding syntactical forms. The principal of ejusdem generis will not be used to limit the scope of the category of things illustrated by the items mentioned in a clause introduced by the word “including.”

(5) A defined term has its defined meaning through this Agreement, regardless of where in this Agreement the term is defined.

(6) Except as otherwise provided in this Agreement, a reference to an Article, Section, or clause means an article, section, or clause of this Agreement and may be understood to mean, for example, “Section 5.1 of this Agreement” or “Section 5.1 hereof.” The term “Section” may be used variously to identify entire Sections (as in “Section 6.8”), subsections (as in “Section 6.8(a)”), and clauses (as in “Section 6.8(h)(iii)”).

(j) Incorporation by Reference. Any exhibits to this Agreement are incorporated in this Agreement by reference.

(k) Time. Time is of the essence in this Agreement.

(l) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts will be construed together and will constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

NDCHEALTH CORPORATION

By:	/s/ Walter M. Hoff
Walter M. Hoff Chief Executive Officer

EXECUTIVE:

By:	/s/ Charlene Crusoe-Ingram
Charlene Crusoe-Ingram

EXHIBIT A

Form of Release

This Release is granted effective as of the              day of             , 200_,              (“Executive”) in favor of NDCHealth Corporation (the “Company”). This is the Release referred to in that certain Employment Agreement dated as of by and between the Company and Executive (the ‘Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. Executive, for herself, her successors, assigns, attorneys, and all those entitled to assert her rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein will release the Company of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, she has released and waived any and all claims she has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that she in fact has consulted a knowledgeable, competent attorney regarding this Release; that she may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration she receives for this Release is in addition to amounts to which she was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

Executive agrees that she has carefully read this Release and is signing it voluntarily. Executive acknowledges that she has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving her right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by her. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to her under the Employment Agreement and she will return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HER CHOOSING CONCERNING HER EXECUTION OF THIS RELEASE AND THAT SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

IN WITNESS WHEREOF, Executive has duly executed this Release effective as of the eighth day after October 5, 2004.

/s/ Charlene Crusoe-Ingram
Charlene Crusoe-Ingram